D-Wave Advantage2 Quantum Computer Now Available for U.S. Government Applications at Davidson Technologies
Advantage2 system now operational to address government computational problems that are beyond the reach of classical computers

PALO ALTO, Calif. and HUNTSVILLE, Ala. – November 3, 2025 –  D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and Davidson Technologies, Inc. (“Davidson”), a mission-driven technology company supporting U.S. Department of Defense and aerospace customers, announced today that D-Wave’s Advantage2TM quantum computer is now operational at Davidson’s headquarters in Huntsville, Alabama. The system is expected to address mission-critical U.S. government problems, particularly in national defense, and will eventually run sensitive applications.

This launch marks a major milestone in a multi-year agreement and technology collaboration between D-Wave and Davidson to accelerate quantum computing adoption and deployment among U.S. government agencies. D-Wave and Davidson are already exploring quantum use cases in areas such as radar detection, resource deployment, military logistics optimization, materials science, AI and national security.

“This is a momentous day for D-Wave and, we believe, a significant step forward in accelerating the U.S. government’s use of quantum computing now,” said Dr. Alan Baratz, CEO of D-Wave. “Together with Davidson, we can help the U.S. government apply quantum computing today to drive mission-critical decision-making, fuel operational efficiencies, and protect national interests.”

“Davidson and D-Wave partnering to provide the Advantage2 system to customers is an important step forward in our pursuit of cutting-edge national security solutions,” said Dale Moore, President and CEO of Davidson. “The goal is for this advanced technology to equip national security agencies with unmatched capabilities to anticipate threats, secure critical systems, and maintain global technological dominance in an era of accelerating complexity.”

Available for customer use now via D-Wave’s LeapTM real-time quantum cloud service, the system housed at Davidson’s headquarters is D-Wave’s second U.S.-based annealing quantum computer and the first in Alabama. Leading industry voices and Alabama lawmakers affirmed their support for this pivotal moment, highlighting the state’s expanding leadership in advanced technology and its growing role in driving innovation within national defense.

“Huntsville’s success has always been built on innovation and collaboration,” said Tommy Battle, mayor of Huntsville. “The activation of D-Wave’s quantum system at the Davidson Technologies campus represents an important advancement in our region’s high-tech capabilities. This partnership brings next-generation computing resources to Huntsville – tools that can accelerate research, strengthen national security solutions, and drive new opportunities across science and industry.”

“Military readiness means ensuring that we are using the latest and greatest technologies to help our military meet mission objectives,” said Sen. Tommy Tuberville. “With the launch of D-Wave’s quantum computing system today at Davidson Technologies near Redstone Arsenal, Alabama is leading the effort to develop quantum-powered applications that can transform how we solve national security challenges. Space applications and optimized contested logistics are just a couple of the problems that could benefit from quantum technologies. I’m excited to see the system live and ready for use.”

“New technologies like AI and quantum computing could be critical to keeping our nation safe,” said Rep. Dale Strong. “I’m proud to see Davidson Technologies and D-Wave working together to bring this advanced system to Alabama, helping develop tools that support our military now and for years to come.”

About Davidson
Davidson is a trusted provider of advanced engineering and technical solutions supporting the U.S. Department of Defense, intelligence community, and aerospace industry. With a focus on mission-driven innovation, Davidson combines deep domain knowledge with emerging technologies to solve the nation’s most complex defense challenges.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements include, but are not limited to, statements regarding the redemption of the Warrants. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts

Davidson
Rikki Klaus
rikkiklaus@davidson-tech.com
256-583-2328

D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com